Exhibit 99.1

News Release

Contacts:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen, Inc.,

800-353-1075, ext. 111

Sharon Weinstein, Euro RSCG Life NRP, 212-845-4271

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, Oct. 21, 2004 at 4:30 p.m. (EDT) / 1:30 p.m. (PDT). Dr. James Manuso, Chairman and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 800-320-2978 (international callers dial 617-614-4923) at approximately 4:20 p.m. (EDT). The passcode for the call is 73574519. Those not wishing to participate may listen to the live webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s web site for 90 days.

SuperGen Reports Third Quarter Financial Results

DUBLIN, Calif., Oct. 21, 2004 – SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the three and nine months ended September 30, 2004.

Total revenues for the 2004 third quarter were $4,928,000, compared to $4,419,000 for the same prior year period. Total revenues for the current quarter include $1,019,000 of development and license revenue for amortization of deferred revenue and reimbursable development costs pursuant to the license agreement recently entered into with MGI PHARMA, Inc. which granted them exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine).  Net product revenue continued to be impacted by the Medicare rollback of Nipent® (pentostatin for injection) pricing that occurred during the first quarter of this year, which resulted in an interruption of physician reimbursements. Total operating expenses for the 2004 third quarter were $14,734,000, compared with $11,460,000 for the same prior year period. The primary reason for the increase in total operating expenses for the 2004 third quarter was increased development, sales and marketing expenses associated with the Orathecin™ and Dacogen™ programs.

Loss from operations for the 2004 third quarter was $9,806,000, compared with $7,041,000 for the same prior year period.  The Company reported a net loss for the 2004 third quarter of $12,356,000, or $0.27 per share, compared with a net loss of $10,503,000, or $0.30 per share, for the same prior year period.  The net loss for the 2004 third quarter includes $472,000 in interest expense and $2,879,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $685,000.  The interest expense, amortization of deemed discount on convertible debt and change in the valuation of derivative pertain to a convertible debt transaction completed during 2003.

“While the effects of the Medicare rollback for Nipent pricing remained an issue during the quarter, our proactive efforts to minimize the negative impact resulted in net product revenue increasing from $2,636,000 in the 2004 second quarter to $3,909,000 in the 2004 third quarter,” said Edward Jacobs, Chief Operating Officer of SuperGen.  “We anticipate that total product revenue will continue to rise during the fourth quarter of 2004.”

Total revenues for the nine months ended September 30, 2004 were $8,661,000, compared to $10,748,000 for the same prior year period.  Total revenues for the nine months ended September 30, 2004 include $1,019,000 of development and license revenue for amortization of deferred revenue and reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA which granted them exclusive rights to the development, manufacture, commercialization and distribution of Dacogen (decitabine). Total operating expenses for the nine months ended September 30, 2004 were $42,302,000, compared with $37,762,000 for the same prior year period.  The primary reason for the increase in total operating expenses for the nine months ended September 30, 2004 was increased development, sales and marketing expenses associated with the Orathecin and Dacogen programs.

The loss from operations for the nine months ended September 30, 2004 was $33,641,000, compared with $27,014,000 for the same prior year period.  The Company reported a net loss for the nine months ended September 30, 2004 of $52,403,000, or $1.21 per share, compared with a net loss of $34,636,000, or $1.03 per share, for the same prior year period.  The net loss for the nine months ended September 30, 2004 includes a non-cash charge of $3,616,000 related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, a non-operating charge of $7,851,000 that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma, $1,918,000 in interest expense and $9,778,000 in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $4,083,000.  The interest expense, amortization of deemed discount on convertible debt, and change in the valuation of derivative pertain to the convertible debt transactions completed during 2003.

As of September 30, 2004, the Company had $69,773,000 in cash, cash equivalents, marketable securities, and restricted cash and investments.  Included in the reported balance are the gross proceeds from the closing of the stock purchase agreement pursuant to which MGI PHARMA purchased $40 million of SuperGen common stock at $10 per share and the granting to them exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.

“SuperGen continues to achieve its planned strategic milestones, with the European regulatory submissions in June 2004 for Orathecin and in early October 2004 for Dacogen,” said Dr. James Manuso, President and Chief Executive Officer of SuperGen.  “We expect to complete the NDA submission for Dacogen within the 2004 fourth quarter.”

“The license agreement with MGI PHARMA that SuperGen entered into during the third quarter also helps us achieve two critical goals,” continued Dr. Manuso. “We believe it helps ensure the final development and, if the product is approved by regulatory authorities, the commercialization of Dacogen for myelodysplastic syndromes (MDS), and strengthens our near-term financial position. We believe the equity investment, milestone payments and future royalty revenue stream that will be generated by the license agreement will allow us to pursue other licensing opportunities.”

Additional highlights in the 2004 third quarter:

•        In July 2004, the Company announced that its European subsidiary, EuroGen Pharmaceuticals Ltd. had submitted a Marketing Authorization Application (MAA) to the European Agency for the Evaluation of Medicinal Products (EMEA) seeking approval of Orathecin (rubitecan) Capsules.  Orathecin is the Company’s investigational oral chemotherapy agent for the treatment of pancreatic cancer in patients who have failed at least one prior chemotherapy regimen.  The MAA for Orathecin will be reviewed under the EMEA Centralized Procedure, where marketing authorization is applied for in all 25 EU Member States simultaneously. EMEA procedures provide that a decision on the Orathecin MAA will usually occur within 12 months of acceptance of the submission.

•        During July 2004, the Company announced publication of results from three consecutive investigational Phase II clinical trials of Dacogen (decitabine) for injection in patients with MDS. The principle investigator for these European studies was Professor Pierre W. Wijermans, MD. The manuscript was published in the August 2004 issue of the journal Leukemia Research (van den Bosch et al., Leuk. Res. 2004 August; 28 (8):785-90). An editorial entitled, “Myelodysplasia, megakaryocytes, and methylation” was also published in the same issue of Leukemia Research (Steensma, Leuk. Res. 2004 August; 28(8):775-776).

•        In September 2004, SuperGen and MGI PHARMA, Inc. entered into a license agreement granting MGI PHARMA exclusive worldwide rights to the development, manufacture, commercialization and distribution of Dacogen, SuperGen’s investigational anti-cancer therapeutic for the treatment of patients with MDS.  Under the terms of the agreement, MGI PHARMA made a $40 million equity investment in the Company at $10.00 per share and will pay SuperGen up to $45 million based upon achievement of specified regulatory and commercialization milestones.  SuperGen will continue with its submission of the MDS applications for regulatory approval in the U.S and Europe with assistance from MGI PHARMA. SuperGen will receive a royalty on worldwide net sales starting at 20% and escalating to a maximum of 30%.  MGI PHARMA has also committed to fund further development costs associated with Dacogen, at a minimum of $15 million.

•        In early October 2004, SuperGen, Inc. and MGI PHARMA announced that a MAA seeking approval of Dacogen for injection had been submitted to the EMEA by SuperGen’s European subsidiary, EuroGen Pharmaceuticals Ltd.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be found at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. The forward-looking statements include statements regarding expectations regarding demand for Nipent and related revenues, expectations about Orathecin and its completed FDA submission, expectations about Orathecin and the MAA submission, expectations about the submission of the MAA for Dacogen, expectations about the submission of the NDA for Dacogen, expectations regarding the commercialization of Orathecin and Dacogen, expectations regarding the license agreement with MGI PHARMA, Inc. and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may continue to be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA of Orathecin data may take longer than currently anticipated due to its size and complexity and the data may not support FDA approval, and the results of the Dacogen study may not support the submission of an NDA. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-Q for the quarter ended June 30, 2004.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed Consolidated Statements of Operations and Balance Sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Net product revenue	$3,909	$4,419	$7,642	$10,691
Development and license revenue	1,019	—	1,019	—
Other revenue	—	—	—	57
Total revenues	4,928	4,419	8,661	10,748

Operating expenses:
Cost of sales	1,168	1,023	2,915	3,362
Research and development	6,469	5,349	19,147	17,441
Selling, general, and administrative	7,097	5,088	20,240	16,959
Total operating expenses	14,734	11,460	42,302	37,762
Loss from operations	(9,806)	(7,041)	(33,641)	(27,014)

Interest income	116	116	318	369
Interest expense	(472)	(1,202)	(1,918)	(2,812)
Amortization of deemed discount on convertible debt	(2,879)	(4,589)	(9,778)	(9,149)
Other than temporary decline in value of investments	—	—	(7,851)	—
Change in valuation of derivatives	685	2,213	467	3,970
Net loss	$(12,356)	$(10,503)	$(52,403)	$(34,636)
Basic and diluted net loss per common share	$(0.27)	$(0.30)	$(1.21)	$(1.03)
Weighted average shares used in basic and diluted net loss per common share calculation	45,904	35,281	43,171	33,692

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,347	$5,055
Marketable securities	13,654	7,565
Restricted cash and investments	—	10,680
Accounts receivable, net	3,438	507
Development revenue receivable, unbilled	775	—
Due from related parties	248	319
Inventories	3,968	3,965
Prepaid financing costs	370	1,811
Prepaid expenses and other current assets	2,721	2,292
Total current assets	71,521	32,194

Marketable securities, non-current	359	1,957
Investment in stock of related parties	782	883
Due from related parties, non-current	93	118
Property, plant and equipment, net	3,828	4,420
Developed technology at cost, net	64	365
Goodwill, net	731	731
Other intangibles, net	774	111
Restricted cash and investments, non-current	8,631	13,927
Other assets	30	30
Total assets	$86,813	$54,736

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,247	$3,558
Convertible debt, current portion, net of discounts	2,121	13,593
Derivative liability	1,422	5,505
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	11,572	—
Accrued payroll and employee benefits	3,245	2,193
Total current liabilities	22,172	25,414

Deferred rent	902	808
Deferred revenue, non-current	2,476	1,667
Total liabilities	25,550	27,889

Stockholders’ equity	61,263	26,847
Total liabilities and stockholders’ equity	$86,813	$54,736